Exhibit 10.16

                                 LEASE AGREEMENT


COMMONWEALTH OF VIRGINIA
CITY OF LYNCHBURG, VIRGINIA


This LEASE AGREEMENT made and entered into as of the 1st day of December by and between LAWSON FAMILY LLCI whose address is Route No. 6, Box 70, Appomattox, Virginia 24522, hereinafter referred to as "Lessor" and BGF Industries with offices in Greensboro, North Carolina, hereinafter referred to as "Lessee";

                                   WITNESSETH:

1. The Lessor does hereby lease unto the Lessee and the Lessee does hereby accept from the Lessor approximately 37,000 square feet of warehouse space located in the building on 1400 Thurnum Avenue in Lynchburg, Virginia. This space is located on the first floor of the building. The term of this Lease will be twelve months starting on 12/1/99 and ending on 12/1/2000.

2. The Lessee covenants and agrees to pay the Lessor as rental for space described in item #1 above, the sum of $10,000.00 per month payable in advance on the first day of each calendar month of the term of this Lease. The first month rent to be negotiated for actual usage.

3. Through the term of this Lease, the Lessor, at its sole expense, will keep in good condition the demised premises, including, but not limited to, the foundation, exterior walls, plate glass, roof, heating system, including all component parts, air conditioning system, including all component parts, plumbing, electrical system, paving and landscaping, and will make all necessary repairs thereto. When used in this paragraph, the term "repairs" shall mean all necessary replacements, removal, alternations, additions, or betterment's.

                  It shall exclude the alarm system. At the request of the Lessee the intrusion system has been disconnected for the space being leased. While the smoke detection and sprinkler systems are being maintained on the lease space, the Lessor shall not be held responsible for any failures or malfunctions.

4. The Lessor shall pay all real estate taxes, assessments, and other governmental levies and charges, general and special, ordinary and penalties, interests or costs for the non-payment thereof and become due and payable during the term of this Lease. Lessor shall pay all other required utilities.

5.       The Lessee shall provide insurance coverage only for the following:
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         a)       General Liability - Lessee shall provide General and Public liability coverage for use of Lessor's premises and agrees that it shall maintain $1,000,000 bodily injury and property damage limits. Lessee agrees that it will indemnify and save Lessor harmless from any and all liability, damage, expenses, cause of action, suits, claims or judgments arising from injury to persons or property, within the leased premises or upon adjoining property, sidewalks, or parking lots up to limits of insurance coverage.

         b) Fire and Extended Coverage - Lessee will provide insurance coverage to cover its property located at the leased facility.


         c) Workmen's Compensation - Lessee is self-insured for workmen's compensation and as such will provide workmen's compensation coverage for its employees and guests.

6. In the event the demised premises shall be damaged by fire or other casualty which in the opinion of the Lessee shall render all or any portion of the demised premises untenable, the Lessee, upon five (5) days prior written notice delivered unto the Lessor, may terminate this Lease. In the event the Lessee shall not terminate this Lease in accordance with the previous provision of this paragraph, the Lessor will, with reasonable promptness, repair the damage and restore the demised premises to its former condition and the obligations of the Lessee hereunder will there upon continue in full force and effect. If the damage to the demised premises is such as to make the premises untenable, the payment of the rent shall be suspended from the date of damage until the repairs have been completed. If the damage is such as to make the demised premises only partially untenable, then the rent shall be appropriately reduced until repairs have been completed. When the repairs have been completed, the payment of rent will be resumed. No abatement of rent, however, shall operate to extend the term of this Lease.

7. In the event that any or all of the demised premises shall be taken in condemnation proceedings or by exercise of any right of imminent domain, this Lease shall terminate as of the date of such taking, and all unearned rent and all other charges paid in advance shall be refunded to the Lessee and Lessor shall surrender possession of the leased premises to the Lessor. The award of such taking shall belong to the Lessor except that the Lessee shall also be entitled to make claim in its own name to condemning authorities for the value of any furniture, trade fixtures, trade equipment, merchandise, machinery or other personal property of any kind belonging to the Lessee and not forming part of the real estate or for the cost of moving all of the same and any award made directly to Lessee or for the benefit of the Lessee shall belong entirely to the Lessee provided said claim shall not diminish the Lessor's award.

                  "Taking" shall include the voluntary conveyance by the Lessor of the demised premises to the authority possessing the right of imminent domain.

8. The Lessee agrees that it shall fail and neglect to pay any installment of rent within ten (10) days after the same has become due and payable as herein provided and Lessor has notified Lessee in writing of said delinquency, then the Lessor may at its option terminate this Lease and enter upon the demised premises and take possession thereof as if this Lease has not been entered into all in accordance and in strict compliance with the appropriate statutory laws of the State of Virginia. In the event the Lessor shall exercise the right to terminate this Lease under the provisions of this paragraph or in any other lawful manner, it shall not thereby be deprived of any other rights or remedies against the Lessee.

9. The Lessor covenants and agrees with the Lessee that so long as the Lessee pays the installments of rent at the time and in the manner herein provided and performs and observes the covenants and conditions hereof, the Lessee shall quietly enjoy the demised premises during the term herein fixed. This agreement shall be binding upon the parties hereto and their successors, heirs, and assignees.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed in duplicate originals the date first herein above set out.

                                           LESSOR:
                                           Lawson Family LLCI



ATTEST:                                    BY:      /s/ Fred H. Lawson

/s/ SL Ferguson III



                                           LESSEE:
                                           BGF Industries, Inc.


ATTEST:                                    BY:     /s/ Gary Verser
                                                  Gary Verser/Operations Manager

/s/ Rita Blanks
    Rita Blanks/Customer Service Supervisor